Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 Number 333-102805) pertaining to the Capital Accumulation Plan of our report dated April 24, 2023, with respect to the financial statements and schedule of the Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended October 30, 2022.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 24, 2023